EXHIBIT 16.1

September 25, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

      We have read the statements made by Kiewit Royalty Trust (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Trust’s Form 8-K report dated October 1, 2001. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP